Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 31, 2022 with respect to the combined financial statements of Bluerock Homes Trust, Inc. included in the Registration Statement on Form 10, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Southfield, Michigan

October 6, 2022